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                                                                   EXHIBIT 10.8
                       CAVANAUGHS HOSPITALITY CORPORATION
                       1998 EMPLOYEE STOCK PURCHASE PLAN


Section 1.  Establishment and Purpose

   1.1 Establishment. Cavanaughs Hospitality Corporation, a Washington corporation ("Cavanaughs" or the "Company"), hereby establishes a stock purchase plan for employees as described herein, which shall be known as the Cavanaughs Hospitality Corporation 1998 EMPLOYEE STOCK PURCHASE PLAN (the "Plan").

   1.2 Purpose. The purpose of the Plan is to provide eligible employees the opportunity to purchase the Company's common stock at a favorable price by means of payroll deductions. It is intended that the Plan qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") and all provisions hereof shall be construed in a manner to so comply.

Section 2.  Definitions

   2.1 Definitions. Whenever used hereinafter, the following terms shall have the meanings set forth below:

          (a) "Affiliate" means any corporation, which (i) is a "subsidiary corporation" of the Company, within the meaning of Section 424 of the Code, now or in the future and (ii) has been authorized by the Board to participate in the Plan.

          (b) "Base Earnings" means a Participant's regular rate of pay and does not include overtime pay, shift premium,bonuses and other special payments, or amounts payable under employee benefit plans.

          (c) "Board" means the Board of Directors of Cavanaughs.

          (d) "Committee" means the Compensation Committee of the Board.

          (e) "Eligible Employee", with respect to any PlanYear, means an employee (including officers and directors who are also employees) of the Company or any Affiliate who has been employed by the Company or an Affiliate for the first two weeks of the month preceding the first day of such Plan Year, other than those employees whose customary employment is 30 hours or less per week or not more than five months during any calendar year.

          (f) "Fair Market Value" of a share of Stock as of a given date shall be (i) the mean between the highest and lowest selling price of a share of Common Stock on the principal exchange on which shares of Stock are then trading, if any, on such date, or if shares were
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       not traded on such date, then on the closest preceding date on which a trade occurred, or (ii) if the Stock is not traded on an exchange, the mean between the closing representative bid and asked prices for the Stock on such date as reported by NASDAQ or, if NASDAQ is not then in existence, by its successor quotation system; or (iii) if Stock is not publicly traded, the Fair Market Value of a share of Stock as established by the Committee acting in good faith.

          (g) "Participant" means an Eligible Employee who has elected to participate in the Plan pursuant to Section 4.1.

          (h) "Plan Year" means the twelve-month period beginning each January 1, provided that the first Plan Year shall be a short year beginning July 1, 1998 and ending December 31, 1998.

          (i) "Stock" means the Common Stock of the Company, par value $.01 per share.

Section 3.  Stock Subject to the Plan

   3.1 Number. The total number of shares of Stock to be reserved for sale under this Plan shall be 300,000 shares in the aggregate. These shares may consist, in whole or in part, of authorized but unissued Stock or treasury Stock not reserved for any other purpose.

   3.2 Adjustment in Capitalization. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to Stock or other change in corporate structure affecting the Stock, the Committee may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan and the price payable therefor and/or such other substitution or adjustments in the shares reserved for issuance under the Plan as it may determine to be appropriate in its sole discretion; provided, however that the number of shares of Stock issuable under the Plan shall always be a whole number.

Section 4.  Participation

   4.1  Participation.  Any employee who is an Eligible Employee on June 15,
1998 may elect to become a Participant.   Any employee who is an Eligible
Employee on December 1 of any year (including 1998), may elect to become a Participant as of the first day of the next Plan Year. Any election to participate shall be made in the form and at the time provided in rules adopted by the Committee from time to time. Notwithstanding anything herein to the contrary, in no event shall an Eligible Employee be granted an option to purchase Stock under the Plan if after the purchase such Eligible Employee would own capital stock of Cavanaughs possessing 5% or more of the total combined voting power or value of all classes of capital stock of Cavanaughs. Also, an Eligible Employee may not become or remain a Participant at any time when such Eligible Employee owns capital stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of Cavanaughs. For purposes of this subsection, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an individual,

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and capital stock which an employee may purchase under outstanding options shall be treated as capital stock owned by the employee.

Section 5.  Purchase of Stock

   5.1 Contributions for Purchase of Stock. At the time an Eligible Employee elects to become a Participant in the Plan, such Eligible Employee shall elect to contribute to the Plan by authorizing payroll deductions in an amount (in increments of 1%) not less than 0%, and not more than 10%, of Base Earnings. Unless otherwise elected by the Participant, the rate of withholding such Participant has elected will remain in effect for subsequent Plan Years. A Participant at any time may reduce the rate of withholding or discontinue withholding entirely. A Participant may not increase the rate of withholding except in connection with an election with respect to a subsequent Plan Year. If a Participant elects to discontinue withholding, he or she may resume withholding only as of the first day of any subsequent Plan Year. Any election or direction under this section shall be made in writing in the form and pursuant to rules adopted by the Committee from time to time, and shall become effective at a time specified by the Committee.

    5.2 Grant of Option. As of the first day of each Plan Year, each Participant shall be granted an option, which shall entitle him or her to purchase shares of Stock in accordance with the terms of the Plan. Subject to
Section 5.5 and any additional limitations established by the Committee, in its sole discretion, for such Plan Year, the maximum number of shares of Stock that a Participant may purchase pursuant to such option for the Plan Year shall equal the number of whole shares determined by (a) multiplying the percentage of Base Earnings the Participant elected to have withheld for such Plan Year by such Base Earnings, and (b) dividing the result by 85% of the Fair Market Value of a share of Stock on the first business day of such Plan Year (which shall be the "option price.").

   5.3 Disposition of Contributions. Amounts withheld pursuant to Section 5.1 shall be held by a Participant's employer until used to purchase Stock, except that:

          (a) A Participant who elects to discontinue withholding may elect at any time to withdraw all or any part of the amounts previously withheld. Any such withdrawal shall be paid to the Participant by his or her employer in cash, with interest (at the annual rate determined by the Committee prior to the beginning of each Plan Year), if any, on such amounts.

          (b) Any portion of the amounts withheld which is not paid to the Participant in cash pursuant to this Section shall be automatically applied to purchase Stock under Section 5.4.

          (c) Any withdrawal election under this Section shall be made in writing in the form and pursuant to rules adopted by the Committee from time to time.

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   5.4  Purchases of Stock.  As of the last day of each Plan Year, each
Participant who has not withdrawn the entire amount withheld during such year shall be deemed to have exercised his or her option to purchase the number of whole shares of Stock determined by dividing the remaining amount by the option price. Fractional shares will not be issued under the Plan, and any accumulated payroll deductions that would have been used to purchase fractional shares will be carried over in the Participant's account for the purchase of shares in the next Plan Year.

   5.5 Privileges of a Stockholder. A Participant shall not have stockholder privileges with respect to any Stock until the date of issuance of such Stock.

   5.6 Limitation on Stock Purchases. As required by Section 423 of the Code, no Participant may purchase Stock under the Plan and all other employee stock purchase plans of Cavanaughs (including any parent or subsidiary corporation, to the extent provided in Section 423) at a rate in excess of $25,000 in Fair Market Value of such Stock (determined as of the first business day of the Plan Year with respect to which Stock is granted) for each calendar year in which any such right to purchase Stock granted to such Participant is outstanding at any time. If a Participant is not entitled to purchase Stock under any other such plan during a Plan Year, the total number of shares purchased under this Plan for the Participant with respect to that Plan Year may not exceed $25,000 divided by the Fair Market Value of a share of Stock on the first day of such Plan Year.

   5.7 Exhaustion of Shares. If at any time the shares of Stock available under the Plan are over subscribed, the number of shares subject to options for such Plan Year shall be reduced proportionately (or in such other nondiscriminatory manner chosen by the Committee, in its sole discretion) to eliminate the over subscription, and the amounts, if any, that cannot be applied to the purchase of shares shall be refunded to the Participants, without interest.

Section 6.  Termination of Employment

   6.1 Termination of Employment. No shares of Stock may be purchased by a Participant pursuant to this Plan with respect to a Plan Year if his or her employment terminates for any reason prior to the end of such Plan Year. Any amount withheld from the pay of a Participant during the Plan Year in which his or her employment terminates shall be paid to such Participant in cash, with interest (at the annual rate determined by the Committee prior to the beginning of each Plan Year), if any, on such amount promptly after such Participant's termination of employment. If a Participant's death occurs at any time during a Plan Year, any amount withheld from the pay of such Participant shall be paid to the Participant's personal representative in cash, with interest (at the annual rate determined by the Committee prior to the beginning of each Plan Year), if any, on such amount and no portion thereof shall be applied to purchase Stock under the Plan.

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Section 7.  Rights of Employees; Participants

   7.1 Employment. Nothing in this Plan shall interfere with or limit in any way the right of Cavanaughs or any Affiliate to terminate any employee's, Eligible Employee's, or Participant's employment at any time, nor confer upon any such person any right to continue in the employ of Cavanaughs or any of its Affiliates.

   7.2 Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, or bankruptcy. Any attempted assignment, transfer, pledge or other disposition of any rights under the Plan shall be null and void, and shall automatically terminate all rights of a participant under the Plan.

Section 8.  Administration

   8.1  The Committee.  (a)  The Plan shall be administered by the Committee.

   (b) The Committee is vested with full authority to make, administer, and interpret such equitable rules and regulations regarding the Plan as it may deem advisable. The Committee's determination as to the interpretation and operation of the Plan, or any right granted under it, shall be final and conclusive, unless otherwise determined by the Board. No member of the Board or the Committee shall be liable for any action or determination made in good faith by such member with respect to the Plan or any option granted under it.

   (c) Prior to the commencement of any Plan Year, the Committee may prescribe rules to apply to such Plan Year including, but not limited to, setting forth a limit on the number of shares of Stock which may be purchased under the Plan during the Plan Year in the aggregate or by any Participant, and the method for reducing Participants' elections if such a limit would otherwise be exceeded.

   (d) The Committee may act by a majority vote at a meeting of the Committee or by a document signed by all of the members of the Committee.

Section 9.  Amendment, Modification and Termination of Plan

   9.1 Amendment, Modification, and Termination of the Plan. The Board or the Committee, at any time may terminate, and at any time and from time to time and in any respect, may amend or modify the Plan, provided, however, that no such action of the Board, or the Committee, without approval of the shareholders of Cavanaughs, may: (a) increase the total amount of Stock which may be offered under the Plan, except as provided in Section 3.2 of the Plan; or (b) permit any person, while a member of the Committee, to be eligible to participate in the Plan.

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Section 10.  Requirements of Law

   10.1 Requirements of Law. The issuance of Stock and the payroll deductions pursuant to this Plan shall be subject to all applicable laws, rules, and regulations, and shares of Stock shall not be issued nor cash payments made except upon approval of proper government agencies of stock exchanges as may be required.

   10.2 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Washington, without regard to the conflicts of law provisions thereof.

Section 11.  Effective Date of the Plan

   11.1 Effective Date. The Plan shall be effective as of the date on which the initial public offering of the Stock shall be consummated (it being understood that the shareholders of the Company approved the Plan on January __, 1998.

   11.2 Duration of the Plan. Unless the Board terminates the Plan earlier, the Plan shall remain in effect until the earlier of the date upon which all Stock subject to it shall be issued pursuant to the Plan and January 1, 2008.

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